EXHIBIT 10.26

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Separation Agreement”) is entered into between USA Waste-Management Resources, LLC (the “Company”) and Mark E. Schwartz (the “Executive” and, together with the Company, the “parties”).

This Separation Agreement is binding upon, and extends to, the parties and their past and present officers, directors, employees, shareholders, parent corporations, subsidiaries, affiliates, partners, agents, representatives, heirs, executors, assigns, administrators, successors, predecessors, family members, d/b/a’s, assumed names, and insurers, whether specifically mentioned hereafter or not. A reference to a party in this Separation Agreement necessarily includes those persons and/or entities described in the foregoing sentence.

PREAMBLE

WHEREAS, Waste Management, Inc. (together with any entity that is a direct or indirect majority-owned subsidiary of Waste Management, Inc. “Waste Management”) and Executive previously entered into that certain Employment Agreement dated July 5, 2012 (but effective May 10, 2012), as may have been amended from time to time (the “Employment Agreement”);

WHEREAS, pursuant to such Employment Agreement, Executive has been continuously employed by the Company or an affiliate thereof;

WHEREAS, the Parties agree that upon his separation and execution of a waiver and release of claims, Executive will receive certain benefits described in Exhibit B of this Separation Agreement;

WHEREAS, the Company and Executive now jointly desire to enter into this Separation Agreement to supplement the continuing provisions of said Employment Agreement as set forth below; and

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.    Termination of Employment. The employment of Executive with the Company terminated January 1, 2017 (“Employment Termination Date”). The parties agree that Executive is entitled to the certain compensation and benefits set forth in Section 6(e) of the Employment Agreement without his execution of a release, as more specifically detailed in Exhibit A to this Separation Agreement. Executive agrees that as of the Employment Termination Date all officer positions he holds with any Waste Management entity ceased, and he shall take any actions that are reasonably required to effectuate the foregoing. It is expressly agreed to and acknowledged by the parties that Executive is entitled to the compensation and benefits set forth in Exhibit A whether or not he executes this Separation Agreement.

2.    Payment of Additional Consideration. In consideration of the premises and promises herein contained, and subject to Executive executing and not revoking this Separation Agreement, it is agreed that the Company will provide Executive those certain benefits specifically detailed in Exhibit B to this Separation Agreement. It is expressly agreed to and acknowledged by the parties that Executive is not entitled to the benefits set forth in Exhibit B until such time as he executes this Separation Agreement and it becomes effective and irrevocably by its terms. The Company shall withhold, or cause to be withheld, from said payments all amounts required to be withheld pursuant to federal, state or local tax laws.

The consideration set forth in this Section 2 is in full, final and complete settlement of any and all claims which Executive could make in any complaint, charge, or civil action, whether for actual, nominal, compensatory, or punitive damages (including attorneys’ fees). Executive acknowledges that such consideration is being made as consideration for the releases set forth in Section 3 and 5. Executive further acknowledges that the items of consideration set forth in this Section 2 are separate and distinct of and from each other, and that payment of each such item is independent valuable consideration for the release and waiver set forth in Sections 3 and 5.

3.    General Release. In exchange for the first payment made to Executive pursuant to Section 2, Executive releases and discharge the Company, its past and present parents, subsidiaries and its and their affiliated companies, managers, partners, agents, directors, officers, accountants, attorneys, employees, and representatives, and all persons acting by, through, under or in concert with the Company (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which Executive ever had, or now have, against the Released Parties to the date of this Separation Agreement. The claims Executive releases include, but are not limited to, claims that any of the Released Parties:

•	discriminated against Executive on the basis of Executive’s race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances, executive orders, including but not limited to the Massachusetts Fair Employment Practices Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Whistleblower Act, North Dakota Century Code §9-13-02 and South Dakota Code Laws § 20-7-11; or

•	discriminated against Executive on the basis of Executive’s age or violated any right Executive may have under the Age Discrimination in Employment Act (“ADEA”); or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

•	violated any other federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Older Workers Benefits Protection Act; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

•	violated its personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties; or

•	violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family, and/or promissory estoppel; or

•	is in any way obligated for any reason to pay Executive’s damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest, except as provided for in Section 12 of the Employment Agreement, or as otherwise provided by this Separation Agreement, law or Waste Management’s bylaws and certificates of incorporation.

Executive understands and agrees that this Separation Agreement includes all claims that Executive may have and that Executive does not now know or suspect to exist in Executive’s favor against the Released Parties, and that this Separation Agreement extinguishes those claims.

Executive is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right, which by law cannot be waived through private agreement; (c) any claims for indemnification provided pursuant to (i) Section 12 of the Employment Agreement, (ii) Waste Management’s charter or bylaws or (iii) any insurance policy maintained by Waste Management for Executive’s benefit from time to time; or (d) any claims or rights that may arise after Executive executes this Separation Agreement, including any claim to enforce the terms of this Separation Agreement and its Exhibits.

4.    Protected Rights. Notwithstanding the foregoing, nothing in this Separation Agreement prohibits Executive from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Separation Agreement does not limit Executive’s ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. In addition, this Separation Agreement does not limit Executive’s right to receive an award for information provided to any government agencies. Further, Executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.    Covenant Not to Sue. For the purpose of giving a full and complete release, Executive covenants and agrees that he has no pending claims or charges against the Released Parties. If Executive has any pending claims in a federal, state or local court, or in an arbitral forum, Executive agrees to promptly file all appropriate papers requesting withdrawal and dismissal of such claims. Executive further agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of Executive’s employment or termination of employment. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of claims in Section 3 above.

Nothing in this Separation Agreement prevents Executive from bringing an action to enforce or challenge the validity of this Separation Agreement or taking any action set forth in Section 4 above. If a federal, state or local government agency commences an investigation on Executive’s behalf, Executive specifically waives and releases the right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation, nor will Executive seek reinstatement to Executive’s former position with the Company.

If Executive breaches this Separation Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Executive understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (ii) Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Separation Agreement.

6.    Protective Covenants and Loss of Benefits. Executive acknowledges and agrees that the protective and restrictive covenants set forth in Section 10 of the Employment Agreement (the “Employment Agreement Protective Covenants”) remain in full force and effect and that the benefits payable under Section 2 of this Separation Agreement are subject to forfeiture and/or recoupment (i) due to prohibited conduct as set forth in Section 11 of the Employment Agreement, (ii) upon subsequently discovered cause (as set forth in Section 6(f) of the Employment Agreement) or (iii) as provided for under any clawback or similar policy of Waste Management that is applicable to Executive.

7.    Application to all Forms of Relief. This Separation Agreement applies to any relief no matter how called, including without limitation, wages, back pay, front pay, reinstatement, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

8.    No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Separation Agreement is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Released Party with any governmental agency, court or tribunal.

9.    Acknowledgments. Executive has fully reviewed the terms of this Separation Agreement, acknowledges that he understands its terms, and states that he is entering into this Separation Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with the Company or the termination of his employment.

Executive acknowledges that he has had at least twenty-one (21) days to consider this Separation Agreement thoroughly, and Executive understands that he has the right to consult with an attorney, before he signs below and is advised to do so.

If Executive signs and returns this Separation Agreement before the end of the 21-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not — through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires — improperly encourage Executive to sign.

Executive understands that he may revoke this Separation Agreement within seven (7) days after he signs it. Executive’s revocation must be in writing and submitted within the seven (7) day period to Kimberly Gee Stith, via hand delivery or via electronic delivery at: KStith@wm.com. If Executive does not revoke this Separation Agreement within the seven (7) day period, it becomes irrevocable. Executive further understands that if he revokes this Separation Agreement, he will not be eligible to receive the benefits described in Exhibit B. All benefits described in Exhibit B will be paid on the dates specified herein, but only if this Separation Agreement has been duly executed and not revoked within its revocation period.

10.    Settlement and Acquisition of Goodwill. Executive waives and releases any and all claims that the Employment Agreement Protective Covenants are not enforceable or are against public policy. Executive covenants not to file a lawsuit or arbitration proceeding, pursue declaratory relief, or otherwise take any legal action to challenge the enforceability of the Employment Agreement Protective Covenants. The parties agree that the payments and benefits referred to in Exhibit B are, in part, consideration of the settlement of all disputes regarding the enforceability and application of goodwill, trade secrets, and confidential information developed by Executive in the course of his employment with the Company. To help preserve the value of the goodwill, trade secrets, and confidential information acquired herewith, it is agreed that Executive will comply with the Employment Agreement Protective Covenants (incorporated herein by reference) for the periods of time set forth therein. It is specifically agreed that the two-year Restricted Term set forth in Section 10 of the Employment Agreement and the restriction provided for therein shall commence upon the Employment Termination Date.

11.    Assistance and Cooperation. Executive agrees that he will cooperate fully with the Company and its counsel, upon their request, with respect to any potential or pending proceeding (including, but not limited to, any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates at least in part to matters with which Executive was involved while he was an employee of the Company or any of its affiliates, or with which he has knowledge. Executive agrees to render such cooperation in a timely fashion and to provide

Company personnel and counsel with the full benefit of his knowledge with respect to any such matter, and will make himself reasonably available for interviews, depositions, or court appearances at the request of the Company or its counsel. Executive also agrees to timely complete a Director & Officer Questionnaire covering 2016 in January 2017 and to provide other information, if any, reasonably required for the Company’s proxy disclosures.

The Company, Waste Management and their past and present parents, subsidiaries, and affiliated entities and companies have certain obligations to Executive, his heirs and legal representatives to provide indemnity, to advance expenses, and to provide officers and directors liability insurance. These obligations are provided by law, in Section 12 of the Employment Agreement, in this Separation Agreement, in Article Eight of the Third Amended and Restated Certificate of Incorporation of Waste Management, Inc. (“WMI”), in Article X of WMI’s bylaws, and in similar provisions in the certificates (charters) of incorporation, bylaws and other governing documents of various past and present Waste Management parents, subsidiaries, and affiliated entities and companies. These obligations will continue beyond Executive’s termination of employment on the Employment Termination Date, in accordance with and subject to the provisions thereof as in effect from time to time and applicable Delaware law.

12.    Choice of Laws. This Separation Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.    Severability. Should any provision of this Separation Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Separation Agreement.

14. Tax Withholding; Right of Offset. The Company shall withhold, or cause to be withheld, from any and all payments made pursuant to this Separation Agreement or any other agreement between Executive and the Company all amounts required to be withheld pursuant to federal, state or local tax laws. The Company may withhold and deduct from any and all payments made pursuant to this Separation Agreement or any other agreement between Executive and the Company all other normal deductions made with respect to the Company’s employees generally and any advances made to Executive and owed to the Company. Executive acknowledges that he has been advised to consult his own tax professional regarding the tax consequences of any payments of compensation or other amounts received by Executive pursuant to this Separation Agreement or any other agreement between the Executive and the Company. Furthermore, Executive acknowledges that he is responsible for paying all applicable taxes as are assessed or levied by any governmental entity on any payments of compensation or other amounts received by Executive from the Company. The Company makes no representations regarding the tax consequences of any payments under this Separation Agreement or any other agreement between Executive and the Company, and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive with respect to any payments under this Separation Agreement or any other agreement between Executive and the Company.

15.     Matters Relating to Section 409A of the Code. Each payment under this Separation Agreement is intended to be (i) to the greatest extent possible exempt from Section 409A of the Internal Revenue Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the separation pay plan exemption set forth in Treas. Reg § 1.409A-1(b)(9), or (ii) if not exempt compliant with Section 409A, and the provisions of this Separation Agreement will be administered, interpreted and construed accordingly. Payments under this Separation Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Employment Termination Date.

Notwithstanding any other provision in this Separation Agreement to the contrary, payments and benefits payable under this Separation Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A.

To the extent that reimbursements or other in-kind benefits under this Separation Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (1) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the second taxable year following Executive’s “separation from service” pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii)(B), (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Amounts payable pursuant to this Separation Agreement are intended to be unfunded for purposes of Section 409A. Although bookkeeping accounts may be established with respect to payments due under the Separation Agreement, any such accounts shall be used merely as a bookkeeping convenience. No provision of this Separation Agreement shall require the Company to purchase assets, place assets in a trust or segregate assets in connection with amounts due under the Separation Agreement. Any obligation of the Company to Executive under this Separation Agreement shall be based solely upon any contractual obligations that may be created by this Separation Agreement

15.    Dispute Resolution. The parties hereto agree that the provisions of the Employment Agreement relating to dispute resolution including, without limitation, those provided for in Sections 11 and 13 thereto, shall survive and apply to the payments and benefits provided for under this Separation Agreement.

16. Complete Agreement. The parties hereto agree that the Employment Agreement (including any other amendments thereto) as modified by this Separation Agreement, contains the full and final expression of their agreements with respect to the matters contained therein, and acknowledge that no other promises have been made to or by any of the parties that are not set forth in these Agreements.

The parties agree that neither the offer of, nor the execution of, this Separation Agreement will be construed as an admission of wrongdoing by anyone. Instead, this Separation Agreement is to be construed solely as a reflection of the parties’ desire to facilitate a peaceful separation of employment and to make sure there are no unresolved issued between them.

Please review this document carefully as it contains a release of claims.

IN WITNESS WHEREOF, the Executive has entered into this Separation Agreement, and the Company has caused this Separation Agreement to be executed in its name and on its behalf by its duly authorized officer to be effective as of the date that this Separation Agreement is executed by Executive as set forth beneath the signature below (the “Effective Date”).

MARK E. SCHWARTZ	USA WASTE-MANAGEMENT RESOURCES, LLC
(“Executive”)	(The “Company”)

/s/ Mark E. Schwartz	By:	/s/ Courtney A. Tippy
Signature	Title:	Vice President & Secretary

Date: January 1, 2017
“Effective Date”	Printed Name:	Courtney A. Tippy

Date: January 1, 2017

EXHIBIT A

The employment of Executive is terminated, effective January 1, 2017 (the “Employment Termination Date”). Executive is therefore, entitled to the payments and benefits listed below and detailed in under Section 6(d) of the Employment Agreement whether or not he signs this Separation Agreement. These include

(a)	Accrued but unpaid base salary for services rendered to the Employment Termination Date.

(b)	Accrued but unpaid expenses required to be reimbursed under the Employment Agreement.

(c)	Accrued but unused vacation for the year 2016 through December 31, 2016 (which the parties acknowledge is four weeks). Executive acknowledges that no vacation has accrued for 2017.

(d)	A payment under the Company’s 2016 Annual Incentive Plan (AIP) payable at the same time, on the same basis and to the same extent payments are made to similar senior executives of the Company, with no adjustment (upward or downward) for individual performance. Executive is not entitled to a payout under any other bonus plan, including the 2017 Annual Incentive Plan.

With respect to Executive’s outstanding awards of Performance Share Units (“PSUs”) awarded under the Waste Management, Inc. 2009 Stock Incentive Plan and the Waste Management, Inc. 2014 Stock Incentive Plan (together, the “Incentive Plans”):

(a)	With respect to the PSU award granted on March 7, 2014, Executive shall be entitled to a full (i.e. not prorated) payout and related dividend equivalents, based upon Waste Management’s actual performance through the applicable Performance Period (as defined in the applicable award), payable at substantially the same time as paid to other executives; and

(b)	With respect to the PSU awards granted on February 25, 2015 and February 26, 2016, Executive shall be entitled to receive a payout and related dividend equivalents (determined based upon Waste Management’s actual performance through the entire applicable Performance Period) with respect to the number PSUs that Executive would have been entitled to receive if he had remained employed until the last day of the Performance Period multiplied by the fraction which has as its numerator the total number of days Executive was employed by the Company during the applicable Performance Period and has as its denominator the total number of days during the applicable Performance Period, with such payment made following the applicable Performance Period at substantially the same time as paid to other executives.

All payments will be subject to applicable withholdings for federal, state and local income and employment taxes.

Executive is entitled to the benefits described above in this Exhibit A whether or not he executes this Separation Agreement.

EXHIBIT B

The employment of Executive is terminated, effective January 1, 2017 (the “Employment Termination Date”) under the terms of this Separation Agreement. In consideration of the premises and promises herein contained, it is agreed that, Executive is entitled to the compensation and benefits set forth below only after he executes and does not revoke this Separation Agreement, and it has become irrevocable.

The payments and benefits to be provided are as follows:

(a)	A severance payment in the gross amount of One Million, Five Hundred Thirty Three Thousand Dollars ($1,533,000.00), approximately equal to two times the sum of Executive’s base salary ($438,000.00) and Target Bonus ($328,500.00). This severance amount will be paid as follows:

(i) Four Hundred Sixty Five Thousand Dollars ($465,000.00) shall be paid within the calendar quarter in which the 60th day following the Employment Termination Date occurs;

(ii) Three Hundred One Thousand Five Hundred Dollars ($301,500.00) shall be paid, without interest, on the date that is six months and one day following the Employment Termination Date (i.e. July 2, 2017); and

          (iii) Seven Hundred Sixty Six Thousand Five Hundred Dollars ($766,500.00) shall be paid during the two (2) year period beginning on the Employment Termination Date, continuing at the same time and in the same manner Executive’s base salary would have been paid if Executive had remained in active employment until the end of such period, provided that the first installment shall not be made until the date that is six months and one day following the Employment Termination Date (i.e. July 2, 2017) and shall include, without interest, such amounts that would otherwise have been paid during the intervening period.

(b)	All stock option awards granted to Executive pursuant to the Incentive Plans that remain outstanding as of the Employment Termination Date shall continue to vest and, once vested, shall remain exercisable under the exercise schedule set forth in the applicable award agreement for three years following the Employment Termination Date, and all options held as of the Employment Termination Date that were exercisable or become exercisable shall remain exercisable until the end of the three year period commencing on the Employment Termination Date (or, if earlier, the end of the original term of the option award).

(c)	Twenty-four months of continued group health and/or dental insurance coverage that Executive participated in as of his Employment Termination Date. Executive must timely elect COBRA coverage and the Company will provide COBRA coverage at its own expense for 18 months or, if earlier, until Executive’s eligibility for coverage by a subsequent employer. In the event of Executive’s death, the coverage provided for hereunder shall continue to be provided to Executive’s spouse and eligible dependents for the period specified in Section 6(e)(v) of the Employment Agreement. Following the end of the 18-month period described above, Executive will have no additional COBRA coverage, but if Executive has not obtained coverage from a subsequent employer, the Company will provide up to six months additional medical and dental coverage or, if it is prevented from doing so pursuant to applicable law without triggering a penalty or excise tax, the parties shall agree upon an alternative benefit consistent with the obligations set forth in Section 6(e)(v) of the Employment Agreement.

(d)	During the calendar quarter in which the 60th day following the Employment Termination Date occurs, the Company will pay Executive Seventy-Five Thousand Dollars ($75,000) in a lump sum as the approximate value of twenty-four months of continued disability coverage that Executive participated in as of his Employment Termination Date.

(e)	The Company will provide C-Suite level executive outplacement services via Shields Meneley Partners through December 31, 2017.

(f)	Within 60 days following the Employment Termination Date occurs, the Company will pay Executive an additional lump sum of Ten Thousand Dollars ($10,000) intended to cover the costs of an additional two years’ of ERISA individual fiduciary liability insurance.